Exhibit 99.1
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FOR IMMEDIATE RELEASE                                 Renaissance Cosmetics, Inc
                                                      955 Massachusetts Avenue
                                                      Cambridge, MA 02139
                                                      Contact Person: Tom Kaung
                                                      (212) 521-5914


                                  PRESS RELEASE

                         RENAISSANCE ANNOUNCES OFFERING
                    OF $200 MILLION OF SENIOR NOTES DUE 2004
                              IN PRIVATE PLACEMENT

            Cambridge, Massachusetts, January 15, 1997 - Renaissance Cosmetics, Inc. (Renaissance) announced today that it proposes to offer $200 million aggregate principal amount of Senior Notes Due 2004. The notes will be general unsecured obligations of the Company, will be issued in a private placement under Rule 144A of the Securities and Exchange Commission and will be entitled to certain registration rights. The Company anticipates that the offering will close on or about January 31, 1997. The net proceeds of the offering, estimated to be approximately $191.9 million, together with a portion of the Company's available cash, will be used to pay all outstanding indebtedness (estimated to be approximately $118 million) under the Company's existing credit facility, to fund its previously-announced tender offer to purchase all of the outstanding $65 million principal amount of its 13.75% Senior Notes due 2001 and to establish an escrow account of approximately $15.5 million to secure certain payments on the new notes.

            Renaissance manufactures, markets and distributes fragrances, cosmetics and related products which it sells through the domestic and International mass-market or self-select distribution channels. Renaissance brands are sold to over 1,000 retailers with approximately 25,000 locations throughout the United States, and are sold in 45 foreign countries. The Renaissance family of fragrance brands presently includes several classic brands such as "Chantilly," "Tabu," "Canoe," "English Leather" and "British Sterling" and other established brands such as "NaVy" and "NaVy for Men." Through its Cosmar subsidiary, Renaissance is the largest manufacturer and marketer of artificial nail care products and related accessories in the United States, and its brands include "LaJoie" and "Pro10."

             This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall it constitute an offer to buy or the solicitation of an offer to sell any securities. The offering will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under such Act.

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